UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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BAIRNCO CORPORATION

(Name of Registrant as Specified In Its Charter)

BAIRNCO CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On February 23, 2007, Bairnco Corporation issued the following press release:

BAIRNCO CORPORATION
300 PRIMERA BOULEVARD, SUITE 432
LAKE MARY, FLORIDA 32746
(407) 875-2222
BAIRNCO CORPORATION ENTERS INTO DEFINITIVE MERGER AGREEMENT WITH STEEL PARTNERS II

Lake Mary, Florida — February 23, 2007 — Bairnco Corporation (NYSE: BZ) today announced that it has signed a definitive merger agreement to be acquired by BZ Acquisition Corp., an affiliate of Steel Partners II, L.P. (“Steel Partners II”).
Under the terms of the agreement, which has been unanimously approved by Bairnco’s Board of Directors, BZ Acquisition will amend its existing tender offer for Bairnco to acquire all of the outstanding common shares of Bairnco at an increased price of $13.50 per share in cash. In addition, all shareholders of record on March 5, 2007 will continue to be entitled to receive the declared first quarter dividend of $0.10 per share, for total cash proceeds of $13.60 per share. This represents a premium of 37% to the closing price of Bairnco’s stock on the day prior to Steel Partners II’s launch of its original tender offer.
“Bairnco is a terrific company with substantial momentum and a bright future, and we are pleased that we have been able to reach this agreement with Steel Partners II,” said Bairnco Chairman and Chief Executive Officer Luke E. Fichthorn III. “Our fundamental goal has always been to maximize shareholder value and we believe we have accomplished that through this agreement with Steel Partners II.”
Fichthorn continued, “The value created by this transaction is a clear reflection of the hard work and dedication of our employees, who have continued to execute on our strategic plan and have consistently provided our clients with superb service and products. With Steel Partners II’s support, Bairnco can continue to build on its strong platform and reach its full potential.”
Warren G. Lichtenstein, managing member of Steel Partners II, said, “We are pleased to have negotiated an agreement with Bairnco that we believe is in the best interest of all shareholders. We have been involved with Bairnco for almost ten years. This acquisition is consistent with our desire to increase our ownership and long-term capital investment in successful manufacturing operations. We look forward to consummating this transaction promptly.”
Steel Partners II has agreed to withdraw its consent solicitation.
Completion of the tender offer is subject to customary conditions, including the valid tender of sufficient shares, which, when added to shares then owned by Steel Partners II and its affiliates, constitute more than 50% of the total number of outstanding shares on a fully diluted basis. There is no financing condition.
Following the completion of the tender offer, subject to customary conditions, BZ Acquisition will merge with and into Bairnco, pursuant to which each share not tendered into the tender offer will be converted automatically into the right to receive $13.50 in cash.
The tender offer could close as early as March 16, 2007. If BZ Acquisition acquires sufficient shares in the tender offer that, together with shares then owned by Steel Partners II and its affiliates, represent more than 90% of the outstanding shares of the Company, the back-end merger will close promptly after the completion of the tender offer, without obtaining a shareholder vote. If, following the completion of the tender offer, Steel Partners II and its affiliates own more than 50% of the shares of the Company on a fully diluted basis but less than 90% of the outstanding shares, the back-end merger, which would be subject to approval by Bairnco stockholders (including Steel Partners II and its affiliates), would be expected to close in the first half of 2007.
Lazard Frères & Co. LLC acted as financial advisors to Bairnco and Debevoise & Plimpton LLP acted as legal advisors to Bairnco. Olshan Grundman Frome Rosenzweig & Wolosky LLP acted as legal counsel to Steel Partners II.
Bairnco filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the “Schedule 14D-9”) with the Securities and Exchange Commission (“SEC”) on July 6, 2006, regarding Steel Partners II’s unsolicited tender offer for all the outstanding shares of Stock of Bairnco (the “Offer”). Bairnco will file as promptly as possible a revised Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Bairnco’s stockholders should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer and the related Merger Agreement.
On June 22, 2006, Steel Partners II filed with the SEC a Tender Offer Statement for the purchase of all outstanding shares of Bairnco at $12.00 per share. On February 2, 2007, Steel Partners II filed a first supplement to the Tender Offer Statement increasing its offer to $13.35 per share. Steel Partners II will shortly file a second supplement to the Tender Offer Statement amending its Offer. Bairnco’s stockholders should read the Tender Offer Statement (including any amendments or supplements thereto) because it contains additional information important to the stockholders’ interests in the Offer and the related Merger Agreement.
The Schedule 14D-9, the Tender Offer Statement and other public filings made by Bairnco and Steel Partners II with the SEC are available free of charge at the SEC’s website at www.sec.gov. Bairnco will provide a copy of these materials free of charge at its website at www.bairnco.com
ADDITIONAL INFORMATION ABOUT BAIRNCO

Bairnco Corporation is a diversified multinational company that operates two distinct businesses — Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment). Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments. Kasco also distributes equipment to the food industry in France.
ADDITIONAL INFORMATION ABOUT STEEL PARTNERS II
Steel Partners II is a private investment partnership.
CONTACTS:
Kenneth L. Bayne, Bairnco Corporation
Telephone: (407) 875-2222, ext. 227
Kim Levy or Shannon Provost, Sard Verbinnen & Co
Telephone: (212) 687-8080
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